UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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GREENHILL & CO., INC.

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June 15, 2018

Dear Stockholders:

You are cordially invited to join us for our 2018 annual meeting of stockholders, which will be held on Wednesday, July 25, 2018, at 10:30 am ET, at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022. Holders of record of our common stock as of May 30, 2018 are entitled to notice of, and to vote at, the 2018 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting and a valid proxy to vote at the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, July 25, 2018 at 10:30 a.m., Eastern Time

Place:	Greenhill & Co., Inc. 300 Park Avenue New York, New York 10022

Items of Business:	1. The election of directors.

2. Advisory vote to approve named executive officer compensation.

3. Stockholder Proposal—amendment of bylaws to allow holders of 10% of our common stock to call a special meeting.

4. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2018.

5. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on May 30, 2018.

Voting by Proxy or via the Internet:	Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors

Ricardo Lima

Secretary

i

Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we”, the “Company” or the “Firm” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on July 25, 2018 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about June 15, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory vote on our named executive officer compensation, a vote on a stockholder proposal, if properly presented, and the ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions.

Who is entitled to vote at the meeting?

The Board has set May 30, 2018, as the record date for the annual meeting. If you were a stockholder of record at the close of business on May 30, 2018, you are entitled to vote at the meeting. As of the record date, 23,634,178 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 23,634,178 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.

How do I submit my proxy vote?

If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?

Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet if that option is offered by the bank or broker.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for the other proposals to be approved?

The approval of a plurality of the affirmative votes cast at the meeting, even if less than a majority, is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the advisory vote on named executive officer compensation, to approve the stockholder proposal, and to ratify the selection of our independent auditors.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the other proposals. The advisory vote to approve named executive officer compensation, as well as the ratification of the selection of Ernst & Young LLP as independent auditor, are not binding on the Board of Directors, but we value your votes and will consider the results carefully.

If you submit your proxy or vote via the Internet but abstain from voting on one or more matters or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the quorum if you attend, even if you abstain from voting or withhold authority to vote.

Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “Broker Non-Votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still use its discretion to vote the shares with respect to matters that are considered to be “routine,” such as the proposal to ratify the selection of our independent auditors, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, even if not contested, and advisory votes on executive compensation. Broker non-votes are counted toward a quorum.

Therefore, if member brokers do not receive instructions from the beneficial owner of the shares, they may only vote on the proposal to ratify the selection of our independent auditors. We therefore urge you to give voting instructions to your broker on all proposals.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the advisory vote to approve our named executive officer compensation;

•	AGAINST the stockholder proposal; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2018.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the advisory vote to approve our named executive officer compensation;

•	AGAINST the stockholder proposal; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2018.

Can I change my vote after submitting my proxy?

Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy;

•	By voting via the Internet at a later time; or

•	By voting in person at the meeting.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation and distribution of proxies, for which they will receive a fee of $13,500, as well as reimbursement for certain out-of-pocket costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and other employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services beyond their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

Our executive officers and directors are encouraged to own Greenhill common stock, par value $0.01 per share, to further align management’s and stockholders’ interests. In addition, we have adopted stock ownership guidelines applicable to our named executive officers. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below for a description of these guidelines.

The following table shows how many shares of our common stock were beneficially owned as of May 30, 2018, by each of our directors and executive officers named in the 2017 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of May 30, 2018. The percentage has been calculated on the basis of 23,634,178 shares of common stock outstanding as of May 30, 2018 (excluding treasury stock).

The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	2,091,493	8.8%
Scott L. Bok (2)	1,375,903	5.8%
Kevin M. Costantino	24,046	*
David A. Wyles	—	*
Harold J. Rodriguez, Jr. (3)	109,207	*
Steven F. Goldstone	34,002	*
Stephen L. Key	21,153	*
John D. Liu	8,691	*
Karen P. Robards	14,435	*
All Directors and Executive Officers as a group (9 persons)	3,678,930	15.6%
5% Stockholders:
BlackRock, Inc. (4)	3,316,440	14.0%
Manulife Asset Management (US) LLC (5)	2,054,597	8.7%
The Vanguard Group (6)	1,994,327	8.4%

*	Less than 1% of the outstanding shares of common stock.
(1)	Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by three entities controlled by him: (i) Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares, (ii) Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares and (iii) Socatean Partners, a Connecticut general partnership, which owns 579,710 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.
(2)	Mr. Bok’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by three entities: (i) Bok Family Partners, L.P., which owns 140,942 of our shares, (ii) Bok Family Foundation, which owns 288,783 of our shares and (iii) Scott L. Bok November 2015 Annuity Trust, which owns 169,652 of our shares. Mr. Bok expressly disclaims beneficial ownership of securities owned by Bok Family Partners, L.P. and of the shares held by the Bok Family Foundation.
(3)	Includes 52,285 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.
(4)	The address and business telephone number for BlackRock, Inc. are 55 East 52nd Street, New York, NY 10022 and (212) 810-5300, respectively. This information is based on the most recent Schedule 13G/A filed by BlackRock., Inc. on January 19, 2018.

(5)	The address and business telephone number for Manulife Asset Management (US) LLC are 197 Clarendon Street, Boston, Massachusetts 02116 and (617) 663-3357, respectively. This information is based on the most recent Schedule 13G filed by Manulife Financial Corporation on February 13, 2018.
(6)	The address and business telephone number for The Vanguard Group are 100 Vanguard Blvd., Malvern, PA 19355 and (610) 669-1000, respectively. This information is based on the most recent Schedule 13G/A filed by The Vanguard Group on February 9, 2018.

Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Program and Governance Features” below.

Messrs. Greenhill, Bok, Costantino, Rodriguez and Wyles are employees of Greenhill. As of May 30, 2018, they beneficially own approximately 15% of our outstanding common stock in the aggregate. In addition, as of May 30, 2018, other employees of Greenhill beneficially own approximately 3% of our outstanding common stock in the aggregate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2017 were satisfied.

ITEM 1—ELECTION	OF DIRECTORS

The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) is six. We believe the addition of a new independent director will be beneficial for the Board and are proposing the addition of Meryl D. Hartzband as a director candidate, which would increase the number of directors on our Board to seven. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board or the Board may reduce its size.

The nominees for election as director have provided the following information about themselves.

Robert F. Greenhill, 81, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was Chairman and Chief Executive Officer of Smith Barney Inc. and a member of the Board of Directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has more than fifty years of experience in our industry.

Scott L. Bok, 59, has served as Chief Executive Officer since April 2010, served as Co-Chief Executive Officer between October 2007 and April 2010, and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok also served as a member of the Board of Directors of Iridium Communications Inc., from 2009 to 2013. We chose to nominate Mr. Bok as a director because he serves as our Chief Executive Officer and has more than thirty years of experience advising on transactions.

Steven F. Goldstone, 72, has served on our Board of Directors since July 2004 and has also served as our Lead Independent Director since January 2016. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was Chairman and Chief Executive Officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. Mr. Goldstone served as a member of the Board of Directors of Trane, Inc. (f/k/a American Standard Companies, Inc.) from 2002 until 2008 and as a member of the Board of Directors of Merck & Co. from 2008 until 2012. Mr. Goldstone has also served as a member of the Board of Directors of The Chefs’ Warehouse, Inc. since March 2016. We chose to nominate Mr. Goldstone as a director because he was personally known to several members of our management, who respected Mr. Goldstone’s high integrity and business acumen. We believe Mr. Goldstone’s past experience in a service industry similar to ours, as well as his experience as the leader of a complex publicly traded company, enables Mr. Goldstone to provide valuable experience to our Board.

Stephen L. Key, 74, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key served as a member of the Board of Directors of Fairway Group Holdings Corp. from 2012 to 2016 and as Chairman of the Audit Committee of the Board of Directors of Fairway Group Holdings Corp. from 2013 to 2016. Mr. Key has also served as a member of the Board of Directors of Sitel, Inc. from 2007 until 2008, as a member of the Board of Directors of Forward Industries, Inc. from 2010 until 2012, and as a member of the Board of Directors of 1-800-Contacts, Inc. from 2005 to 2012. We chose to nominate Mr. Key as a director because he was personally known to several members of our management, who respected Mr. Key’s high integrity and financial expertise. We believe Mr. Key’s deep accounting experience, his service on the board of directors and audit committees of other public companies and his previous management experience at several public companies add significant support both to the Board of Directors and the management team in considering accounting, finance and related matters.

John D. Liu, 50, has served on our Board of Directors since June 2017. Since March 2008, Mr. Liu has been the chief executive officer of Essex Equity Management, a financial services company, and managing partner of Richmond Hill Investments, an investment management firm. Prior to that time, Mr. Liu was employed for 12 years by Greenhill until March 2008 in positions of increasing responsibility, including as chief financial officer from January 2004 to March 2008 and as co-head of U.S. Mergers and Acquisitions from January 2007 to March 2008. Earlier in his career, Mr. Liu worked at Wolfensohn & Co. and was an analyst at Donaldson, Lufkin & Jenrette. Mr. Liu also serves as a member of the Board of Directors of Whirlpool Corporation. We chose to nominate Mr. Liu as a director because he was personally known to several members of management and the board of directors, who respected Mr. Liu’s high integrity and financial expertise. We believe Mr. Liu’s significant finance and accounting experience, his service on the board of directors and audit committee of another public company and his previous management experience at Greenhill and other financial services companies will bring valuable perspectives to the oversight of our business.

Karen P. Robards, 68, has served on our Board of Directors since April 2013. Since 1987, Ms. Robards has been a principal of Robards & Company, LLC, a consulting and private investment firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she served as head of its healthcare investment banking activities. Ms. Robards currently serves as Vice Chair of the Board and Chair of the Audit Committee of BlackRock Closed-End Funds. Ms. Robards served as a member of the Board of Directors of AtriCure, Inc., a medical device company, from 2000 to May 2017. From 1996 to 2005, Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which was acquired by AtriCure, Inc. in 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly held real estate investment trust focusing on investment opportunities in the healthcare industry. We chose to nominate Ms. Robards as a director because of her high integrity and business acumen. We believe Ms. Robards’ past experience in our industry, as well as her experience as a director of several public and private companies, enables Ms. Robards to provide valuable experience to our Board.

Meryl D. Hartzband, 63, was a founding partner of Stone Point Capital, a private equity firm that focuses on investing in the global financial services industry. From 1999 to 2015, she served as the firm’s Chief Investment Officer and as a member of the Investment Committees of the Trident Funds. Prior to that, she was a Managing Director at J.P. Morgan Chase & Co., where, during a 16-year career, she specialized in managing private equity investments in the financial services industry. Ms. Hartzband currently serves on the Board of Directors of The Navigators Group, Inc., a publicly-traded specialty insurance company listed on NASDAQ, and the Board of Directors of Conning Holdings Limited, a leading global investment management firm. Past directorships include ACE Limited, Travelers Property Casualty Corp., AXIS Capital Holdings Limited, Alterra Capital Holdings Limited, and numerous portfolio companies of the Trident Funds. We chose to nominate Ms. Hartzband as a director because she was personally known to members of our board of directors, who respected her high integrity and deep experience and knowledge. We believe Ms. Hartzband’s specialty knowledge around strategies for investment portfolios in the insurance industry and her financial background, as well as her experiences as a director of several public and private companies, will provide valuable incremental perspectives to our Board.

The Board of Directors unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter. Our Corporate Governance Guidelines also provide for a Lead Independent Director. All of our corporate governance documents, including our written committee charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy, are available on our website at www.greenhill.com. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any stockholder who requests them.

Meetings of the Independent Directors

In addition to the committees of the Board of Directors described below, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The Lead Independent Director (Mr. Goldstone) serves as the presiding director of these executive sessions.

Committees of the Board

Audit Committee

Members:

Stephen L. Key (Chair)

John D. Liu

Karen P. Robards

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission.

The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during 2017. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2017. Mr. Key is the sole member of the SEC Subcommittee, although other Audit Committee members participate in SEC Subcommittee meetings from time to time.

Compensation Committee

Members:

Steven F. Goldstone (Chair)

Stephen L. Key

John D. Liu

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the Chief

Executive Officer), and approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee met three times during 2017.

Compensation Committee Interlocks and Insider Participation

No employee of Greenhill serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Nominating and Governance Committee

Members:

Karen P. Robards (Chair)

Steven F. Goldstone

Stephen L. Key

John D. Liu

The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The Nominating and Governance Committee met three times during 2017.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met eight times during 2017. All of our directors attended the annual meeting of stockholders in 2017, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served.

Procedures for Contacting the Board of Directors

The Board has established a process for stockholders and other interested parties to send written communications to the Board, the independent directors, or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: Secretary). The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors, the Lead Independent Director or the Audit Committee or its Chairman. Items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including solicitations and advertisements, junk mail and resumes.

Procedures for Selecting and Nominating Director Candidates

In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee does not have any formal diversity policy. With these factors and characteristics in mind, the Committee will generally begin its search by discussing potential candidates with existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.

Our Board of Directors has adopted procedures by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by stockholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill  & Co., Inc., 300 Park Avenue, New York, New York 10022.

Board Leadership Structure and Role in Risk Oversight

The Chairman of our Board of Directors, Robert F. Greenhill, is the founder of Greenhill and has previously served as its Chief Executive Officer. In 2007, Mr. Greenhill relinquished the position as Chief Executive Officer. At that time, the Board of Directors determined that it was in the best interests of our stockholders for Mr. Greenhill to continue to serve as Chairman of the Board, given the depth of his experience with our firm and our industry. In January 2016, our Board of Directors amended our Corporate Governance Guidelines to provide for a “Lead Independent Director” and appointed Steven F. Goldstone to this role. The Lead Independent Director’s responsibilities include:

(1)	Chair any meeting of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

(2)	Have the authority to call meetings of the non-management or independent directors;

(3)	Meet with any director who is not adequately performing his or her duties as a member of the Board or any committee;

(4)	Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer by serving as the principal liaison; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

(5)	Monitor, with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, communications from stockholders and other interested parties, report on such communications to the other directors as he or she considers appropriate, and be available, when appropriate, for consultation and direct communication with stockholders;

(6)	Work with the Chairman of the Board and the CEO in the preparation of the agenda for each Board meeting and approve the agendas to be sent to the Board; and be available to review information to be sent to the Board when appropriate;

(7)	Work with the Chairman of the Board in determining the need for special meetings of the Board, and approve the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

(8)	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

Our Board of Directors, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board of Directors and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership, including whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separate, and whether the Board’s leadership structure is appropriate given the characteristics or circumstances of the Company. The Board of Directors is satisfied that its current structure and processes are well suited for the Company, given its simple business model, employee stock ownership and size.

The Board of Directors has delegated risk management and oversight to the Audit Committee. The Audit Committee receives regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on legal, regulatory and compliance matters from the Greenhill Global Compliance Committee. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief Compliance Officer, Chief Financial Officer and General Counsel of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board of Directors. The Board of Directors’ administration of risk oversight has no impact on its leadership structure.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.

DIRECTOR COMPENSATION TABLE

2017 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Steven F. Goldstone	$—	$125,000	$125,000
Stephen L. Key (2)	70,000	70,000	140,000
John D. Liu (3)	39,420	31,253	70,673
Karen P. Robards	23,430	101,570	125,000

(1)	These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for awards granted in 2017 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

(2)	The amounts for Stephen L. Key reflect the additional annual retainer of $15,000 that he receives for service as chairman of the Audit Committee as more fully described below.

(3)	The amounts for John D. Liu reflect the partial year compensation for Mr. Liu, who joined our Board of Directors in June 2017.

During 2017, directors who were not Greenhill employees received an annual retainer of $125,000 for service on our Board of Directors payable at their option either in cash or stock or a combination thereof. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual retainer of $15,000, which was paid at his option in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.

It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2017, all of our non-employee directors owned stock in the Company. As a result, we believe our non-employee directors have a demonstrable and significant interest in increasing the stockholders’ value over the long term, and we have not adopted any stock ownership guidelines for non-employee directors.

Our non-employee directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments.

Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Related Transactions Involving our Directors and Executive Officers—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company.

Related Person Transaction Policy

We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the Chief Executive Officer and/or the Nominating and Governance Committee for review depending on the identity of the “related person.” Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the Chief Executive Officer or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.

Related Transactions Involving Our Directors and Executive Officers

Other Compensation

Robert F. Greenhill, founder, Chairman, director and employee of the Company, actively participates in various client revenue generating engagements as well as overall activities of the Firm. Consistent with our practice for compensating our senior professionals, Mr. Greenhill was compensated in 2017 on a pay-for-performance basis based on his relative contribution to the Company. In 2017, Mr. Greenhill received a total of $3,079,432 in compensation, including a base salary of $600,000, $1,899,000 in restricted stock units awarded in 2017 (calculated by multiplying the number of shares underlying the award by the closing price of our common stock on the trading date prior to the grant date of the award) as well as Dividend Equivalent Payments and expenses of a car and driver. The cost of Mr. Greenhill’s car and driver was $175,521 in 2017 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver, who is our employee). In addition, Mr. Greenhill uses an aircraft owned by us for personal travel; Mr. Greenhill reimburses us for the costs associated with his personal use of the aircraft. See “Use of Corporate Aircraft” below. These perquisites are provided only to Mr. Greenhill, in recognition of his role as founder of our Firm.

Similar to our arrangements with certain senior professionals, we have an employment agreement with Mr. Greenhill that provides that he will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that he may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) Profit Sharing Plan and Equity Incentive Plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.

Use of Corporate Aircraft

Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his family for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the Company for the actual out-of-pocket costs associated with the operation of the Company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2017, Mr. Greenhill reimbursed us $141,405 for such costs incurred in 2017. No other employees used the aircraft for personal travel in 2017.

In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2017, we paid $11,865 to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space

Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2017, Riversville Aircraft Corporation paid us $80,400 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

Relationship with Merchant Banking Funds

Greenhill has an indirect interest in a merchant banking fund, which we refer to as Greenhill Capital Partners II (or Fund II), which consists of several related fund vehicles that generally invest in parallel on a pro rata basis (we refer to those funds collectively as the “Funds”). The managing general partners of Fund II are controlled by Greenhill, and Scott L. Bok, our Chief Executive Officer, remains a member of the Investment Committee of Fund II.

Director Independence

Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or director nominee is independent.

The Board determined that none of Messrs. Goldstone, Key or Liu or Mses. Hartzband or Robards:

•	had any material relationship with Greenhill (other than as directors or as a director nominee)

•	had any material relationship, either directly or as a partner, stockholder or officer, of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•	is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•	is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•	is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review, the Board affirmatively determined that each of our non-employee directors (Steven F. Goldstone, Stephen L. Key, John D. Liu and Karen P. Robards) and our non-employee director nominee (Meryl D. Hartzband) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.

In addition, we amended our Corporate Governance Guidelines in January 2016 to provide for a Lead Independent Director. Steven F. Goldstone has served as our Lead Independent Director since such date.

ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement.

As further discussed under Compensation Discussion and Analysis below, our executive compensation program is designed to attract, retain and motivate our professionals, reward the achievement of business results through the delivery of competitive pay and incentive programs and align the aggregate compensation of our employees with both individual and company performance.

We encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.

We are asking our stockholders to approve the following non-binding advisory resolution at our 2018 annual meeting:

“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2018 annual meeting of stockholders.”

This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends that you vote FOR the approval of the advisory resolution to approve our named executive officer compensation. Proxies will be voted FOR the approval of this resolution unless otherwise specified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our “named executive officers” or “NEOs.” The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2017 for the NEOs.

For 2017, our NEOs were:

•	Scott L. Bok, Chief Executive Officer (“CEO”);

•	Kevin M. Costantino, President;

•	David A. Wyles, President; and

•	Harold J. Rodriguez, Jr., Chief Financial Officer and Chief Operating Officer.

CD&A Table of Contents

To assist in finding important information, we call your attention to the following sections of our CD&A:

Executive Summary

Greenhill’s Business and Strategy. Greenhill is a leading independent investment bank that provides financial and strategic advice on significant domestic and cross-border mergers and acquisitions, divestitures, restructurings, financings, capital raising and other transactions to a diverse client base, including corporations, partnerships, institutions and governments globally. We serve as a trusted advisor to our clients throughout the world on a collaborative, globally integrated basis from our offices in the United States, Australia, Brazil, Canada, Germany, Hong Kong, Japan, Spain, Sweden and the United Kingdom.

Greenhill is a unique global investment banking firm, not only in relation to the large integrated, or “bulge bracket”, institutions which engage in commercial lending, underwriting, research, sales and trading and other businesses, but also in relation to other so called “independent” investment banks, many of which engage in investment management, research and capital markets businesses, all of which can create conflicts with clients’ interests. Our business strategy is to (i) operate as a pure advisory firm, which minimizes conflicts and emphasizes our focus on client service, (ii) operate globally, with a presence in all major markets, (iii) emphasize larger transactions, which enhances fee opportunities, and (iv) continue to expand our business organically and through recruiting and strategic acquisitions.

Greenhill’s Compensation Program and Strategy. Our compensation program is designed to attract, retain and motivate our professionals, reward the achievement of business results through the delivery of competitive pay and align the aggregate compensation of our employees through incentive programs with both individual and company performance. As part of our compensation program we have developed Key Compensation Practices, as detailed below, to promote alignment with the interests of our stockholders. On an annual basis we determine the incentive amounts awarded to our employees based on their individual performance and the performance of the Company. For purposes of determining the annual incentive compensation of our CEO and other Named Executive Officers, our Compensation Committee evaluates the Company’s annual financial results and stockholder return, which it weighs most important, but also considers other factors, including their management responsibilities, leadership role, and where applicable, the development of client relationships and execution of client engagements.

Executive Pay Program Updates and 2017 Say on Pay Vote. At our 2017 Annual Stockholders Meeting, approximately 71% of votes cast supported Greenhill’s executive compensation program. This included the support of 7 of our 10 largest stockholders (excluding management). Stockholder support for our executive compensation program has increased in each of the last two years. During the past two years, the Chair of our Compensation Committee and members of management have initiated discussions, which were specific to executive compensation, with institutional stockholders and their corporate governance groups. The objective of the outreach was to understand factors our stockholders consider to be most important when evaluating our executive compensation program. Major stockholders were not prescriptive about incentive plan design. Instead, they were more interested to see that the results and outcomes delivered by the plans were appropriately aligned with Firm-wide and individual performance.

2017 CEO Incentive Compensation. 2017 was a difficult year for the Company as reflected in our financial results. Our Compensation Committee believes in pay for performance notwithstanding other contributions to the business that our CEO may have provided. As more fully described below, after considering 2017 financial performance, our CEO requested, and the Compensation Committee determined, that our CEO would not be awarded any incentive compensation—cash or equity—for 2017.

2017 Performance and Other Matters. Our 2017 financial results reflected an unusually difficult year for us, particularly in comparison to a strong performance in 2016 and relative to our long history of generating strong revenue and high profit margins. The primary driver in that was a much weaker than typical contribution from our historically strong European corporate advisory franchise, which more than offset the benefit of a record performance by our capital advisory group.

•	Total annual revenues of $239.2 million in 2017, reflecting a 29% decrease from 2016 due to the generation of fewer larger merger and acquisition fees.

•	Capital advisory revenues of $70.9 million in 2017, reflecting a 38% increase from 2017 primarily due to increased secondary placement revenues.

•	Operating margin decline and compensation ratio increase were largely driven by lower generated revenues and by other non-recurring charges.

•	Compensation ratio was higher than our historic range because we sought to compensate our employees competitively in a year when our revenues were lower than our historic norm.

•	Entered into a recapitalization plan designed to enhance long-term stockholder value.

•	Recruited nine corporate advisory focused managing directors, who joined our teams in the United States, Australia, Canada and Europe, including two who extend our reach into the Spanish market.

Plan for Long Term Value Creation. Our consistent goal, over time, has been to provide our stockholders with prudent growth, robust profitability and strong return of capital, and we expect to accomplish these objectives in future years. In September 2017, we announced plans for a leveraged recapitalization to put in place a capital structure designed to enhance long term shareholder value in the context of our then current equity valuation, existing tax rates and existing opportunities in the credit market. Under that plan, net proceeds from the borrowing of $350.0 million of term loans, which closed in early October 2017, were used to repay in full the existing bank indebtedness outstanding at the time. The remaining term loan proceeds, in addition to the proceeds from the purchase of $10.0 million of our common stock by each of our Chairman and Chief Executive Officer, which closed in early November 2017, were intended to be used to repurchase up to $285.0 million of our common stock (together, the term loan borrowing, common stock purchases, bank debt repayment and the plan for the repurchase of common stock constitute the “Recapitalization”). The Recapitalization plan is intended to reduce taxes, increase earnings per share and increase employee alignment with shareholders, while offering those wishing to monetize their shares a significant opportunity for liquidity.

To demonstrate his alignment with creating long term value for our stockholders, in addition to his investment of $10.0 million in our common stock in conjunction with the Recapitalization, our CEO requested, and the Compensation Committee determined, to reduce his base salary by more than 90%, or $2,750,000 in aggregate over 5 years, and provide him in exchange an equivalent value of performance-contingent restricted stock units that are linked to the successful repayment of the borrowing used to fund the Recapitalization. All of those units will vest after 5 years, subject to the Firm achieving the performance criteria and the CEO remaining an employee.

As of March 31, 2018, we have repurchased under that plan 5,174,258 shares of our common stock at an average price of $18.14 per share for a total cost of $93.9 million and had $191.1 million remaining and authorized under our repurchase program, which we intend to implement through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

The market reacted favorably to the Recapitalization, with our stock appreciating 28.5% from just prior to announcing the plan through March 31, 2018.

Key Compensation Practices. Key executive compensation practices are summarized below. We believe these practices promote alignment with the interests of our stockholders.

What We Do

Have granted PRSUs as part of CEO’s compensation, with prospective disclosure of multi- year, Firm-wide performance goals.	We have historically offset the dilutive impact of equity compensation awards by repurchasing shares of our common stock.

Retain an independent compensation consultant to assist the Compensation Committee.	Exercise discretion to be responsive to the cyclical nature of our business and advance our goal of operating as a meritocracy.

Review and consider stockholder feedback in structuring executive compensation.	Apply double-trigger vesting for equity awards under a change in control scenario.

Broad ability of Compensation Committee to clawback deferred retention compensation, which is the largest component of NEO compensation.	Design incentive compensation plans that allow us to maximize tax deductibility.

Apply multi-year vesting requirements to equity awards, generally 3-5 years.	Maintain stock ownership guidelines for all NEOs.

Award equity compensation to new senior hires and as part of annual incentive compensation for alignment of interests with stockholders.	Modify amount of incentive award compensation to be commensurate with financial performance of the Company.

What We Don’t Do

No guaranteed bonus arrangements.	No perquisites.

No tax gross-ups.	No severance agreements.

No single trigger vesting on change in control.	No pension benefits.

No hedging or pledging permitted.	No repricing of underwater stock options without stockholder approval.

Process for Reviewing Executive Performance and Determining Executive Compensation

Compensation Philosophy. Our compensation program is designed to attract, retain and motivate our professionals, reward the achievement of business results through the delivery of competitive pay and align the aggregate compensation of our employees through incentive programs with both individual and company performance.

The principles behind our approach to compensation include:

Principles of Compensation Policy

Alignment	Align interests between all our senior professionals (including our named executive officers) and our stockholders

Simplicity	Our senior professionals and our stockholders can readily calculate the costs and benefits of the compensation we provide

Meritocracy (within the Firm)	Our compensation methodology is seen by our senior professionals as fair and, as a result, those professionals can work together effectively in teams to better advise clients

Effectiveness	Can attract, retain and incent talent in a highly competitive industry

Compensation Track Record. For the years ended December 31, 2017 and 2016 our compensation expense was $160.2 million and $182.5 million, respectively. During 2017 and 2016, we incurred similar amounts of base salary compensation and amortization of long term incentive compensation and the decrease of $22.3 million, or 12%, was principally attributable to a lower year-end bonus accrual for our Managing Director group, reflecting their respective individual performances and our overall financial performance. The ratio of compensation to revenues increased to 67% in 2017, as compared to 54% in 2016 as a result of the spreading of lower compensation and benefits expenses over significantly lower revenues in 2017. Our compensation ratio in 2017 was higher than our historic range because our Compensation Committee sought to compensate our employees competitively in a year when our revenues were lower than our historic norm due to the generation of fewer larger merger and acquisition fees. It is our goal to reduce the compensation ratio over time toward our historic range. Such a reduction will be dependent upon our revenue generation, changes in headcount and other factors. We will balance this goal with our objective of retaining our core personnel and compensating them competitively in order to maintain our strong franchise, and continuing to recruit new senior bankers.

Compensation Process. The Compensation Committee, which consists entirely of independent outside directors, has the overall responsibility for evaluating and approving our executive officer base salaries, annual and long-term incentive compensation, and other compensation plans, policies and programs. The Compensation Committee maintains a dialogue with our management and its independent consultant regarding compensation, industry practices and the contributions of individual executives, all of which are taken into account in determining compensation. Scott Bok, our Chief Executive Officer, after consulting with other key executives, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and annual and long-term incentive compensation for each named executive officer and other senior professionals each year. In making awards to any individual, the Compensation Committee focuses on performance, not his or her gains, or failure to achieve gains, on prior stock-based awards.

Incentive compensation awards are generally granted once at the beginning of each calendar year in respect of performance for the preceding year; on a limited basis, additional awards may be provided at other times of the year for recognition or to support retention. The purpose of incentive compensation awards is to reward our professionals for their contribution to our business in the preceding year and to encourage the long-term retention of our valued professionals.

In making its final determinations, our Compensation Committee initially evaluates the Firm’s financial results and strategic development, as measured by revenue growth, pre-tax profit margin, and return of capital to stockholders, and implications of its decisions on total compensation expense as a percent of total revenue in any given year (i.e., the compensation ratio).

In determining NEO compensation with respect to 2017, our Compensation Committee considered a variety of factors, including the abnormal results in revenue generation outside the United States and the Firm’s Recapitalization plan. The Compensation Committee also took note, with respect to those named executive officers who are actively involved in advising clients and generating revenue (our Chief Executive Officer and our Presidents), of their individual contributions to building client relationships, winning assignments, executing transactions and generating revenue for the Firm.

With respect to our Chief Executive Officer, after considering firm-wide 2017 financial performance and notwithstanding the successful implementation of the Recapitalization, the recruiting results achieved during the year and the significant revenue generated as a result of his advisory work with the Firm’s clients, the CEO requested, and the Compensation Committee determined, to award him no annual incentive compensation—cash or equity—for 2017. In determining to award the CEO no incentive compensation, the Compensation Committee took into account the amount of unvested incentive compensation previously awarded to the CEO to determine whether he would be appropriately motivated and adequately benefit from the creation of additional shareholder value. We believe that this is the case, and consistent with our goal of aligning CEO compensation and incentives with company performance.

Independent Consultant. The Compensation Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of its engagement. During 2017, the Compensation Committee continued to directly retain Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. CAP assisted the Compensation Committee by preparing analyses and making recommendations to inform the Compensation Committee’s decisions, in particular related to CEO compensation. The Compensation Committee assessed the independence of CAP pursuant to SEC and NYSE rules, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Compensation Committee. CAP met with the Compensation Committee, and with the Committee Chair, outside the presence of management and will perform no other services for the Firm without the consent of the Chair of the Compensation Committee.

2017 Total Direct Compensation

CEO Compensation. The salary of Mr. Bok, our CEO, was fixed at the time of our initial public offering in 2004 and has not increased since that time. Mr. Bok’s bonus compensation has historically been in the form of RSUs, with no cash bonuses paid since 2010. Providing Mr. Bok’s bonus in equity rather than cash has aligned nearly all of his compensation with the interests of our stockholders.

After considering firm-wide 2017 financial performance and other factors as addressed above, our CEO requested, and our Compensation Committee determined, to award Mr. Bok no annual incentive compensation—cash or equity—for 2017.

The following table shows the base salary and incentive compensation awarded to our CEO for the 2017, 2016 and 2015 fiscal years, considering annual performance outcomes and other relevant factors, in the manner it was considered by the Compensation Committee. This table shows incentive compensation in the year to which it relates and, accordingly, among other things, differs from (and does not replace) that contained in the Summary Compensation Table.

CEO Compensation as Considered by our Compensation Committee
Year	Salary	Cash Bonus	Deferred RSUs	Total Annual Pay [1]	Change vs. 2016	Change vs. 2015
2017	$600,000	$0	$0	$601,000	(85)%	(76)%
2016	$600,000	$0	$3,399,000	$4,000,000	n/a	23%
2015	$600,000	$0	$1,899,000	$2,500,000	n/a	n/a

[1]	Inclusive of $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 and through December 31, 2022. In exchange for forgoing over 90% of his base salary over such five year period (i.e. a $550,000 reduction per year for five years, equaling a total reduction in salary of $2,750,000 over such period), the Compensation Committee approved, on the same date, the grant of a $2,750,000 award of contingent PRSUs to Mr. Bok. Please see “One-Time PRSU Awards Related to Greenhill Recapitalization” below for additional details on this contingent PRSU award. As part of the Recapitalization, our CEO also purchased $10 million in newly issued common stock to further align his interests with stockholders.

In addition, in January 2016, our Compensation Committee, in consultation with CAP, introduced performance-based restricted stock awards, or PRSUs, as part of our CEO’s long-term incentive compensation, considering 2015 performance, as disclosed and discussed in our 2016 Compensation Discussion and Analysis. Compensation actually realized by our CEO from this PRSU award will not be known until the 2018 fiscal year is complete, as payout, if any, is linked to multi-year (2016 to 2018), Firm-wide, revenue, pre-tax profit and total stockholder return (“TSR”) goals. The PRSU award is fully at-risk based on performance outcomes over the three-year performance period; i.e., if the achievement of any of the multi-year performance metrics is below the respective threshold three-year goal, the payout factor for such performance metric will be 0%. Please see “CEO PRSU Award” below for additional details on Mr. Bok’s prospective PRSU award. The Compensation Committee did not elect to award additional performance based awards as further incentive compensation for our CEO in either 2017 or 2018.

Compensation of Other Named Executive Officers. With respect to the compensation of our other named executive officers, as set forth below, Mr. Bok’s recommendations to the Compensation Committee focused on the relative importance of the roles played by such officers and their overall contributions to the Firm, including, where relevant, their roles in developing client relationships, executing client engagements and generating revenue and, in all cases, the complexity and difficulty of the leadership and administrative roles played by such officer, as well as the importance of retaining such officer. In addition, in determining the annual incentive compensation the Compensation Committee took into account the amount of other incentive awards made during the year.

Mr. Costantino. In recommending annual incentive compensation for Mr. Costantino, Mr. Bok considered Mr. Costantino’s role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Costantino plays a central role in managing key client relationships, in monitoring business activity across the Firm, in managing Firm personnel, in recruiting new talent to the Firm and in pursuing new strategic opportunities for the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Costantino for his performance in 2017: $0 cash award, and deferred compensation awards valued at $399,000 consisting of RSUs that will vest in full on September 30, 2022, which total deferred equity compensation awards constituted 100% of Mr. Costantino’s total incentive compensation for 2017. In addition, in an effort to further align the interests of the NEOs with our stockholders, in conjunction with the Recapitalization, Mr. Costantino was awarded a one-time PRSU of $500,000 in deferred equity compensation, which was contingent upon continued employment and the repayment of the borrowing used to fund the Recapitalization.

Mr. Wyles. In recommending annual incentive compensation for Mr. Wyles, Mr. Bok considered Mr. Wyles’ role as a senior banker developing key client relationships, executing client engagements and generating revenue, while also playing a senior management and leadership role within the Firm. As President, Mr. Wyles plays a central role in managing key client relationships, in monitoring business activity across the Firm, in managing Firm personnel, in recruiting new talent to the

Firm and in pursuing new strategic opportunities for the Firm. The Compensation Committee approved $509,076 of base compensation and the following incentive compensation for Mr. Wyles for his performance in 2017: $0 cash award, and deferred compensation awards valued at $973,000, consisting of RSUs that will vest over four years, which total deferred equity compensation awards constituted 100% of Mr. Wyles’ total incentive compensation for 2017. In addition, in an effort to further align the interests of the NEOs with our stockholders, in conjunction with the Recapitalization, Mr. Wyles was awarded a one-time PRSU of $1,000,000 in deferred equity compensation, which was contingent upon continued employment and the repayment of the borrowing used to fund the Recapitalization.

Mr. Rodriguez. In recommending annual incentive compensation for Mr. Rodriguez, Mr. Bok considered the various roles that Mr. Rodriguez performs for the Firm, including as Chief Operating Officer, Chief Compliance Officer and Chief Financial Officer. Among other things, he considered Mr. Rodriguez’s responsibility for corporate finance and accounting at the Firm, managing the Firm’s expenses apart from compensation, ongoing management and oversight of the operating risks of the business, and establishing and implementing uniform internal policies within the Firm. The Compensation Committee approved $600,000 of base compensation and the following incentive compensation for Mr. Rodriguez for his performance in 2017: $0 cash award, and deferred compensation awards valued at $399,000, consisting of RSUs that will vest in full on September 30, 2022, which total deferred equity compensation awards constituted 100% of Mr. Rodriguez’s total incentive compensation for 2017. In addition, in an effort to further align the interests of the NEOs with our stockholders, in conjunction with the Recapitalization, Mr. Rodriguez was awarded a one-time PRSU of $1,000,000 in deferred equity compensation, which was contingent upon continued employment and the repayment of the borrowing used to fund the Recapitalization.

CEO PRSU Award—2016 to 2018

Our Compensation Committee, in consultation with CAP, introduced performance-based restricted stock awards, or PRSUs, as part of our CEO’s long-term incentive compensation beginning in 2016, considering 2015 performance. In designing the PRSU award, the Compensation Committee targeted performance goals that would both advance our business objectives and be responsive to stockholder feedback. The PRSUs tie 2016 to 2018 compensation outcomes for our CEO to multi-year revenue, pre-tax profit and total stockholder return (“TSR”) goals, each equally weighted, as described below. We believe these three-year goals are rigorous.

2016-2018 Performance Period	Average Annual Revenue as a Multiple of 2015	Pre-Tax Margin	Total Stockholder Return (CAGR)
Threshold Goal (Payout Factor = 50%)	1.1x	22.0%	10.0%
Target Goal (Payout Factor = 100%)	1.15x	25.0%	15.0%
Upside Goal (Payout Factor = 200%)	1.2x	26.0%	20.0%
Maximum Goal (Payout Factor = 250%)	1.25x	28.0%	25.0%

Any compensation ultimately earned for this award will be based on performance during the three-year period ended December 31, 2018. In measuring the achievement against the goals for each performance metric and calculating the related payout factors, achievement will be linearly interpolated between the percentages set forth in the table above based on actual results, as determined and certified by the Compensation Committee.

In January 2016, the Company awarded 115,473 units in connection with this award. If the achievement of a performance metric is below the threshold goal, the payout factor for such performance metric will be 0%. The maximum payout under the award is 250% the target number of stock units, or 288,683 units, plus the cumulative dividends paid on the underlying shares during the performance period.

We selected these three performance metrics based upon the importance placed on these metrics by our stockholders, and the importance our business and industry places on top line revenues and pre-tax margin. In addition, we believe there is balance among these measures, i.e., a top line metric (revenue/growth), a bottom line metric (profitability), and a market return metric (TSR). In setting these performance goals, the Compensation Committee considered stockholder communications, as well as input from both the CEO and CAP. The goals were tested against retrospective results, and reviewed against our prospective business objectives and industry expectations.

Peer Groups—Relative Performance and Pay Levels/Practices

Competition for Talent. We operate in a highly competitive industry, where individual investment bankers can have a significant impact on both near- and long-term revenue and on their employer’s reputation. Our competitors for talent, as well as for clients, fall largely into four categories: large global banks, large regional banks, publicly listed independent investment banking firms and closely held boutique firms.

Relative Performance. When reviewing relative performance, we generally reference other public, independent investment banks: Lazard, Evercore Partners, Moelis & Co., PJT Partners and Houlihan Lokey.

Relative Pay Levels/Practices. The Compensation Committee, working with management, developed a group of peer companies which it believes provides a meaningful gauge of current pay practices and levels, as well as overall compensation trends: Lazard, Evercore Partners, Moelis & Co., PJT Partners, Houlihan Lokey, Stifel Financial Corp., and Cowen Group. For purposes of 2017 compensation, the Committee reviewed an analysis prepared by CAP regarding CEO compensation levels for 2016 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2017 year-end compensation decisions, for comparable positions at these firms. We considered the level of compensation paid by the firms in the peer group in connection with our 2017 compensation decisions; however, the Compensation Committee did not target compensation at a particular level relative to the peer group. This information was one of several data points considered. To the extent investors use a peer group for the Firm to benchmark pay levels or pay practices, we believe this is a reasonable group of companies, considering size and business model.

Other Compensation Program and Governance Features

No Guarantees. We historically have had a “no guarantees” policy (with exceptions only for the initial period of employment of newly recruited named executive officers and other senior professionals) and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we historically have maintained a termination practice with no contractual rights to continued employment (other than for a brief notice period) and no contractual right to severance upon termination.

Clawbacks. The Compensation Committee, in cases where it reasonably determines to be appropriate (not only in cases of narrowly defined actions by the named executive officer or employee that would constitute “cause” for termination), has discretion to cancel all unvested deferred compensation awards upon termination of a named executive officer or employee. Because a significant portion of compensation to named executive officers and other senior professionals is in the form of deferred compensation awards, the Compensation Committee effectively has the ability to terminate unvested deferred compensation awards and thereby clawback a significant portion of all compensation awarded to an individual in the prior five years.

Executive Stock Ownership Guidelines. To support the alignment of interests between our named executive officers and our stockholders, we maintain stock ownership guidelines for our named executive officers. The guidelines require that executives attain a specified level of ownership of the Firm’s securities equal in value to a multiple of base salary within the later of five years of the executive’s appointment to their role or the applicability of these guidelines:

•	CEO - 10x base salary (based on the historic CEO salary prior to the salary reduction described above)

•	Other Named Executive Officers - 3x base salary

The Compensation Committee reviews the ownership level for covered executives each year, using a twelve month average stock price. As of the measurement of ownership for 2017, all NEOs were in compliance with the guidelines. “Securities,” for purposes of the stock ownership guidelines, includes shares of common stock or other securities of the Firm, RSUs, PRSUs, stock options or other stock-linked equity awards, held directly or indirectly, whether vested or unvested.

Anti-Hedging and Anti-Pledging Policies. Our executive officers and directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.

Tax Deductibility of Compensation. Historically, Section 162(m) of the Internal Revenue Code limited deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to generally maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe that such payments are in our stockholders’

interests. The Tax Cuts and Jobs Act of 2017 (the Tax Act) eliminated the exemption for performance-based compensation from Section 162(m). This change applies to fiscal year beginning after December 31, 2017. Compensation paid to our covered officers in excess of $1 million therefore will not be deductible unless it qualifies for transition relief. Given the changing nature of the deductibility for such compensation, the Compensation Committee will be reviewing the Tax Act in the next year and its application and impact, if any, on the Company’s compensation programs.

Accounting Implications. We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718. In designing our compensation and benefit programs, we review and consider the accounting implications of our decisions, including the accounting treatment of amounts awarded or paid to our executives.

Risk Related to Compensation Policies. Our Firm-wide year-end discretionary compensation program is designed to reflect the performance of the Firm and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of deferred compensation awards, including, with respect to our CEO, PRSUs, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. Our named executive officers are prohibited from hedging or pledging their stock and are subject to stock ownership requirements. We believe these criteria will provide our employees additional incentives to prudently manage the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Firm.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K, as amended by Form 10-K/A, and in this proxy statement.

Compensation Committee of the Board of Directors of Greenhill & Co., Inc.

Steven F. Goldstone, Chairman

Stephen L. Key

John D. Liu

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table (1)

Name	Year	Salary	Bonus		Stock Awards (2)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Scott L. Bok	2017	$600,000	$—		$6,149,000	(10)	$—	$533,917	(12)	$7,282,917
Chief Executive Officer	2016	600,000	—		3,946,721	(11)	—	581,187	(12)	5,127,908
	2015	600,000	—		2,649,000		—	498,358	(12)	3,747,358

Kevin M. Costantino (3)	2017	600,000	—		1,100,000		—	113,386	(13)	1,813,386
President	2016	600,000	399,000	(5)	1,099,000		—	145,601	(13)	2,243,601
	2015	500,000	100,000	(6)	620,000		—	69,589	(13)	1,289,589
David A. Wyles (4)	2017	509,076	—		2,500,000		—	295,732	(14)	3,304,808
President	2016	535,541	1,945,678	(7)	1,902,857		—	381,184	(14)	4,765,260
	2015	577,735	358,017	(8)	2,800,000		—	303,761	(14)	4,039,513

Harold J. Rodriguez, Jr.	2017	600,000	—		1,675,000		—	185,370	(15)	2,460,370
Chief Financial Officer	2016	600,000	524,000	(9)	1,049,000		—	245,611	(15)	2,418,611
	2015	600,000	—		1,049,000		—	179,823	(15)	1,828,823

(1)	Our named executive officers for 2017 were Messrs. Bok, Costantino, Wyles and Rodriguez.
(2)	These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See footnotes 2 (Summary of Significant Accounting Policies) and 14 (Deferred Compensation—Restricted Stock Units) to our financial statements for the year ended December 31, 2017 included in our Form 10-K filed with the Securities and Exchange Commission. In addition, on February 8, 2018, our named executive officers (other than Mr. Bok) were granted additional awards of RSUs under our Equity Incentive Plan in respect of 2017 performance as follows: Mr. Costantino, 23,750 RSUs; Mr. Wyles, 57,921 RSUs; and Mr. Rodriguez, 23,750 RSUs. Mr. Costantino’s and Mr. Rodriguez’s awards will vest fully on September 30, 2022. Mr. Wyles’s awards will vest over four years as follows: 20% will vest on January 1, 2019, 20% will vest on January 1, 2020, 30% will vest on January 1, 2021 and 30% will vest on January 1, 2022.
(3)	Mr. Costantino was appointed President effective as of July 23, 2015.
(4)	Mr. Wyles was appointed President effective as of July 23, 2015.
(5)	This amount reflects the cash bonus awarded to Mr. Costantino in 2017 in respect of 2016 performance.
(6)	This amount reflects the cash bonus awarded to Mr. Costantino in 2015 in respect of 2015 performance.
(7)	This amount reflects the cash bonuses of $900,000 awarded to Mr. Wyles in 2016 and $1,045,678 awarded to Mr. Wyles in 2017, respectively, in respect of 2016 performance.
(8)	This amount reflects the cash bonus awarded to Mr. Wyles in 2015 in respect of 2015 performance.
(9)	This amount reflects the cash bonus awarded to Mr. Rodriguez in 2017 in respect of 2016 performance.
(10)	On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 and through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five year period (i.e. a $550,000 reduction per year for five years, equaling a total reduction in salary of $2,750,000 over such period), the Committee approved, on the same date, the grant of a $2,750,000 award of performance-contingent restricted stock units to Mr. Bok, which is reflected in this amount. See “Compensation Discussion and Analysis” above for more information regarding this award.
(11)	On January 27, 2016, Mr. Bok was granted 115,473 Performance-Based Restricted Stock Units (“PRSUs”) in respect of 2015 performance. See “Compensation Discussion and Analysis” above for more information regarding the PRSUs. The PRSUs have a grant date valuation of $21.65 per share and three equally weighted performance targets over a three year period (2016-2018) with a maximum grant of 288,683 shares or a grant date value of $6,250,000 plus the cumulative dividends paid on the underlying shares. One of the performance targets relates to a compounded total shareholder return and thus, contains a market condition under the definitions of Accounting Standards Codification (ASC) Topic 718 which requires a grant date fair value ($9.90) to be determined for financial reporting purposes.
(12)	Consists of $532,917, $580,187 and $497,358 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”) in each of 2017, 2016 and 2015, respectively, and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan in each of those three years.

(13)	Consists of $112,386, $144,601 and $68,589 in Dividend Equivalent Payments in each of 2017, 2016 and 2015, respectively, and $1,000 in a matching contribution to Mr. Costantino’s 401(k) Profit Sharing Plan in each of those three years.
(14)	Consists of $277,880, $362,403 and $284,353 in Dividend Equivalent Payments in each of 2017, 2016 and 2015, respectively, and $17,852, $18,781 and $19,408 in employer contributions to Mr. Wyles’ UK Pension Plan in each of 2017, 2016 and 2015, respectively.
(15)	Consists of $184,370, $244,611 and $178,823 in Dividend Equivalent Payments in each of 2017, 2016 and 2015, respectively, and $1,000 in a matching contribution to Mr. Rodriguez’s 401(k) Profit Sharing Plan in each of those three years.

2017 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards; Number of Shares of Stock or Units (2)			Grant Date Fair Value of Stock Awards (3)
Scott L. Bok	January 26, 2017	See Note 1	119,054	(A	)	$3,399,000
Scott L. Bok	September 25, 2017	See Note 1	190,972	(B	)	2,750,000
Kevin M. Costantino	January 26, 2017	See Note 1	21,016	(C	)	600,000
Kevin M. Costantino	September 25, 2017	See Note 1	34,722	(B	)	500,000
David A. Wyles	January 26, 2017	See Note 1	52,539	(C	)	1,500,000
David A. Wyles	September 25, 2017	See Note 1	69,444	(B	)	1,000,000
Harold J. Rodriguez, Jr.	January 26, 2017	See Note 1	23,643	(C	)	675,000
Harold J. Rodriguez, Jr.	September 25, 2017	See Note 1	69,444	(B	)	1,000,000

(1)	As described in the “Compensation Discussion and Analysis” above, the named executive officers are eligible for an annual incentive compensation award in the form of a cash payment. As described in the “Compensation Discussion and Analysis”, the actual amounts paid to our named executive officers are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each named executive officer’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period.

(2)	Those awards marked:

(A) were Restricted Stock Units (“RSUs”) granted on January 26, 2017 and will vest 100% on January 1, 2020.

(B) represent performance-contingent restricted stock units granted in connection with the Recapitalization and will be eligible for vesting on September 30, 2022 subject to the holder’s continued employment through such date and the Committee’s determination that the recapitalization borrowings have been repaid in full. For our CEO, Mr. Bok, the value of this award granted was entirely offset by a reduction in annual salary of $550,000 per year for the five year period beginning January 1, 2018 and ending December 31, 2022 (i.e. a $550,000 reduction per year for five years, equaling a total reduction in salary of $2,750,000 over such period). See “Compensation Discussion and Analysis” above for more information regarding these performance-contingent restricted stock units.

(C) were RSUs granted on January 26, 2017 and will vest over four years as follows: 20% will vest on January 1, 2018, 20% will vest on January 1, 2019, 30% will vest on January 1, 2020 and 30% will vest on January 1, 2021.

The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU unit represents a right to receive one share of Common Stock or an amount equal to the market value of the Common Stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of Common Stock or a combination thereof.

See footnote 2 of the 2017 Summary Compensation Table above for information on the restricted stock units granted in 2018 as part of our long-term incentive compensation program in respect of 2017 performance to the named executive officers.

(3)	These amounts reflect the grant date fair value based on a price per share of $28.55 with respect to the awards granted on January 26, 2017 and $14.40 with respect to the awards granted on September 25, 2017, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2017

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Scott L. Bok	288,683	(A)	$5,629,319
	49,269	(D)	960,746
	50,312	(F)	981,084
	74,306	(H)	1,448,967
	87,714	(K)	1,710,423
	119,054	(M)	2,321,553
	190,972	(B)	3,723,954

	860,310		16,776,045
Kevin M. Costantino	1,224	(C)	23,868
	4,220	(E)	82,290
	10,435	(G)	203,483
	29,524	(I)	575,718
	13,857	(J)	270,212
	21,016	(L)	409,812
	34,722	(B)	677,079

	114,998		2,242,461
David A. Wyles	3,799	(C)	74,081
	19,941	(E)	388,850
	39,972	(G)	779,454
	11,921	(H)	232,460
	70,314	(I)	1,371,123
	52,539	(L)	1,024,511
	69,444	(B)	1,354,158

	267,930		5,224,635
Harold J. Rodriguez, Jr.	16,978	(D)	331,071
	20,113	(F)	392,204
	29,425	(H)	573,788
	27,677	(I)	539,702
	13,857	(J)	270,212
	23,643	(L)	461,039
	69,444	(B)	1,354,158

	201,137		3,922,172

(1)

The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Amounts are shown as of December 31, 2017. Those awards marked (A) represent the maximum amount of Performance-Based Restricted Stock Units (“PRSUs”) that could be granted to Scott L. Bok should certain performance targets be met. See “Compensation Discussion and Analysis” above for more information regarding the PRSUs. Those awards marked (B) represent performance-contingent restricted stock units granted in connection with the Recapitalization and will be eligible for vesting on September 30, 2022 subject to the holder’s continued employment through such date and the Committee’s determination that the recapitalization borrowings have been repaid in full. For our CEO, Mr. Bok, the value of this award granted was entirely offset by a reduction in annual salary of $550,000 per year for the five year period beginning January 1, 2018 and ending December 31, 2022. See “Compensation Discussion and Analysis” above for more information regarding these performance-contingent restricted stock units. Those awards marked (C) are Restricted Stock Units (“RSUs”) subject to five-year pro rata vesting and became fully vested on January 1, 2018. Those awards marked (D) are RSUs subject to five-year cliff vesting and vested in full on January 1, 2018. Those awards marked (E) are RSUs subject to five-year pro rata vesting and were vested as to 60% of the original award as of December 31, 2017 with the remainder vesting ratably on January 1 of each of 2018 and 2019. Those awards marked (F) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2019. Those awards marked (G) are RSUs subject to five-year pro rata vesting and were vested as to 40% of the original award as of December 31, 2017 with the remainder vesting ratably on January 1 of each of 2018, 2019 and 2020. Those awards marked (H) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2020. Those awards marked (I) are RSUs subject to five-year pro rata vesting and were vested as to 20% of the original award as of December 31, 2017 with the remainder vesting ratably on January 1 of each of 2018, 2019, 2020 and 2021. Those awards marked (J) are RSUs subject to five-year cliff vesting and will vest in full on January 1, 2021. Those awards marked (K) are RSUs subject to three-year cliff vesting and will vest in full on January 1, 2019. Those awards marked (L) are RSUs subject to four-year vesting that will vest over four years as follows: 20% will vest on January 1, 2018, 20% will vest on January 1, 2019, 30% will vest on January 1, 2020 and 30% will vest on January 1, 2021. Those awards marked (M) are RSUs subject to three-year cliff vesting and will vest in full on January 1, 2020. The units comprising the RSU awards are subject to payment within 75 days following each such vesting date. Each RSU unit represents a right to receive one share of common stock or an amount equal to the market value of the common stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of common stock or a combination thereof.

(2)	The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 29, 2017, $19.50. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

Stock Vested as of Fiscal Year End 2017

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	60,725	$1,156,811
Kevin M. Costantino	21,074	401,460
David A. Wyles	55,388	1,055,141
Harold J. Rodriguez, Jr.	27,845	530,447

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.

Potential Payments upon Termination or a Change of Control

None of our named executive officers or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plan provides that upon the (i) death, (ii) disability, (iii) retirement or (iv) termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any restricted stock unit previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the restricted stock units held by all of our employees. Had the acceleration provision been triggered on December 31, 2017, the value of shares of our common stock to be delivered on that date to our named executive officers would have been as follows (calculated using the closing price of our common stock on December 29, 2017 of $19.50): Mr. Bok, $16,942,719 (inclusive of the maximum amount of PRSUs that could be granted to Mr. Bok should certain performance targets be met and the cumulative dividends over the reward period through such date); Mr. Costantino, $2,242,461; Mr. Wyles, $5,224,635; and Mr. Rodriguez, $3,922,172.

Employment Agreements

The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. These employment agreements are terminable by either party on 90 days’ prior written notice, with no contractual rights to severance. Mr. Costantino and Mr. Wyles are not party to an employment agreement with us. All of our named executive officers are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees and customers for a period of six months following the termination of their employment.

On September 25, 2017, our Compensation Committee approved a reduction in Mr. Bok’s base salary from $600,000 to $50,000, effective as of January 1, 2018 and through December 31, 2022. In exchange for forgoing more than 90% of his base salary over such five year period (i.e. a $550,000 reduction per year for five years, equaling a total reduction in salary of $2,750,000 over such period), the Committee approved, on the same date, the grant of a $2,750,000 award of PRSUs to Mr. Bok. Please see “Compensation Discussion & Analysis” above for additional details on this CEO PRSU award.

Pay Ratio Disclosure

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. For 2017, our last completed fiscal year, the median annual total compensation of all employees, excluding our CEO, was $180,000. As disclosed in the 2017 Summary Compensation Table, the 2017 annual total compensation of our CEO was $7,282,917. Based on the foregoing, our estimate of the ratio of the CEO’s annual total compensation to the median annual compensation of all employees was 40.5 to 1. If the 2017 annual compensation of our CEO was calculated in the manner that our Compensation Committee considers it, the total annual compensation of our CEO for 2017 was $601,000 and the ratio of the CEO’s annual total compensation to the median annual compensation of all employees would have been 3.3 to 1.

This reflects analysis of our global workforce of 346 employees as of December 31, 2017, including 77 managing directors and 14 senior advisors. We used total compensation awarded for the year ended December 31, 2017 to determine the median employee.

Our determination of total compensation awarded for our global employees was based on cash compensation rates of employees paid in foreign currencies, which were converted into US dollars using the average annual foreign exchange conversion rate for salary paid during the year and the rate in effect on December 31, 2017 for incentive awards related to year end compensation.

Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

The information disclosed in this section was developed and is provided solely to comply with specific, new legal requirements. We do not use this information in managing our company.

ITEM 3—STOCKHOLDER PROPOSAL—AMENDMENT OF BYLAWS TO ALLOW HOLDERS OF 10% OF OUR COMMON STOCK TO CALL A SPECIAL MEETING

The Company expects the following stockholder proposal to be presented for consideration at the annual meeting by John Chevedden, on behalf of Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, 11021, who beneficially owned not less than 500 shares of the Company’s common stock as of February 21, 2018. The proposal, along with the supporting statement (the “Stockholder Proposal”), is included below. The Company disclaims any responsibility for the content of this Stockholder Proposal and statement of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from its submission, with only minor formatting changes.

After careful consideration, the Board of Directors unanimously recommends that you vote AGAINST the Stockholder Proposal set forth below.

STOCKHOLDER PROPOSAL

Proposal [4]—Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. Adoption of this topic is a low hanging fruit item that will cost our company virtually nothing to adopt—yet can create one incentive for management to improve company performance.

Another example of low hanging fruit is the level of support for the pay of our top executives—only 72% in 2017—well below a typical 90% or higher approval rate. Areas of improvement are:

Greater alignment of CEO pay to the stock price.

Better quantifiable performance targets for our CEO.

Discontinue “incentive” plans that reward mediocre performance.

Require directors to own significant stock.

Another example is to allow a shareholder vote in regard to bylaw changes. With such a small board of only 6 directors there could be greater diversity in director tenure. For instance 67% of directors had the same 13-years of tenure.

Please vote for one step to incentivize management to enhance Greenhill performance:

Special Shareholder Meeting Improvement—Proposal [4]

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors agrees, as a matter of good corporate governance, that stockholders should be permitted to request special meetings in appropriate circumstances. On April 25, 2018, Greenhill’s Board of Directors adopted Amended and Restated Bylaws to, among other things, amend the provisions of our existing special meeting bylaw provision to reduce the threshold to request a special meeting from a majority to at least 25% of the outstanding shares of Greenhill’s common stock entitled to vote.

In its consideration of the appropriate threshold to request a special stockholder meeting, the Board evaluated a number of factors, including the interests of our stockholders to call a special meeting, the resources required to convene a special meeting, the existing opportunities stockholders have to engage with the Board and management between annual meetings, the characteristics and composition of our stockholder base, and market practice among our peer companies. The Board also considered that approximately 82% of Delaware-incorporated S&P 500 companies either provide stockholders no right to call a special meeting or have an ownership threshold of 25% or more, whereas only approximately 5% of Delaware-incorporated S&P 500 companies have a 10% ownership threshold. Following this consideration, the Board believes that the newly-adopted 25% ownership threshold provides an appropriate balance between assuring the Board’s accountability to stockholders and enabling the Board and management to operate the Company in an effective manner. Accordingly, and for the additional reasons set forth below, the Board of Directors unanimously recommends a vote AGAINST the Stockholder Proposal.

Greenhill’s Existing Stockholder Right to Call Special Meetings Strikes the Appropriate Balance Between Assuring the Board’s Accountability to Stockholders and Enabling the Board and Management to Operate the Company in an Effective Manner

The key difference between Greenhill’s newly amended special meeting Bylaw provision (the “Stockholder Special Meeting Provision”) and the Stockholder Proposal is the ownership threshold required to call a special meeting. The Stockholder Special Meeting Provision requires Greenhill to call a special meeting of stockholders upon written request from stockholders who own shares that represent at least 25% of the outstanding shares of Greenhill’s common stock entitled to vote. The Stockholder Proposal, on the other hand, would allow stockholders who own shares that represent as little as 10% of the outstanding shares of Greenhill’s common stock to call a special meeting of stockholders. Such a threshold would allow for potential misuse of the process by a small minority of shareholders who may be pursuing narrow, short-term interests at the expense of the larger body of shareholders.

Organizing and preparing for a special meeting requires significant attention from our senior leadership, diverting their focus from performing their primary functions of overseeing and operating our business in the best interests of all stockholders. Furthermore, stockholder special meetings require a considerable commitment of corporate resources to prepare, print, and distribute required disclosures and to solicit proxies and tabulate votes. As compared to the 10% threshold in the Stockholder Proposal, the 25% threshold in the Stockholder Special Meeting Provision better assures that such significant expenditure of time and Company resources is not made absent compelling stockholder support for doing so. Therefore, the Board of Directors believes that special meetings should be called only to consider matters deemed by a significant portion of our stockholders—at least 25%—to warrant immediate attention and that cannot be deferred for consideration until the next annual meeting.

As a result, the Board of Directors believes that the 25% ownership threshold strikes the appropriate balance between affording stockholders the right to bring business before Greenhill’s stockholders between annual meetings and protecting the best interests of Greenhill and its stockholders overall.

Greenhill Is Committed to Strong Stockholder Protections and Other Corporate Governance Practices

Greenhill has a demonstrated commitment to best practices in corporate governance and accountability to our stockholders. Our Board of Directors regularly reviews corporate governance trends and evaluates how best to apply these practices to Greenhill in the best interests of our stockholders. The recent amendments to our Bylaws, including to the Stockholder Special Meeting Provision, is just one example of this commitment, and makes adoption of the Stockholder Proposal unnecessary.

The Board of Directors unanimously recommends that you vote AGAINST the Stockholder Proposal for the reasons set forth above. Proxies will be voted AGAINST the Stockholder Proposal unless otherwise specified.

ITEM 4—RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2018. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. Although the vote is non-binding, if the selection is not ratified, or even with ratification, our Audit Committee may reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2018. Proxies will be voted FOR ratifying this selection unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.

The Consolidated Financial Statements of Greenhill, Inc. for the year ended December 31, 2017, were audited by Ernst & Young LLP, independent auditors for Greenhill.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and

4.	Discussed with the independent auditors, the independent auditors’ independence.

Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the Consolidated Financial Statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited Consolidated Financial Statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill

Stephen L. Key, Chairman

John D. Liu

Karen P. Robards

Auditor Fees

Ernst & Young LLP served as our principal auditors for 2017. The following table presents fees for professional audit services for the audit of our annual Consolidated Financial Statements for fiscal years 2016 and 2017 as well as fees for the review of our interim Consolidated Financial Statements for each quarter in fiscal years 2016 and 2017 and for all other services performed for fiscal years 2016 and 2017 by Ernst & Young LLP.

	2016	2017
Audit Fees	$1,328,902	$1,331,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	27,233	5,797

“Audit fees” includes statutory audits of our operating subsidiaries in multiple international jurisdictions. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 Annual Meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before February 15, 2019. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2019 Annual Meeting, must be received (A) no earlier than March 27, 2019 and no later than April 26, 2019 or (B) in the event that our 2019 Annual Meeting of stockholders is held prior to June 25, 2019 or after October 3, 2019, notice by the stockholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.

AVAILABLE INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2017 and Amendment No. 1 thereto (together, the “2017 Form 10-K”) filed with the SEC accompanies this proxy statement. Stockholders who wish to obtain a copy of the 2017 Form 10-K or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

GREENHILL & CO., INC.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Time, on July 24, 2018.

Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com/ • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, AGAINST Proposal 3 and
FOR Proposal 4.

1. Election of Directors:		For	Withhold				For	Withhold		For	Withhold		+
	01 - Robert F. Greenhill	☐	☐	02 - Scott L. Bok			☐	☐	03 - Steven F. Goldstone	☐	☐

	04 - Stephen L. Key	☐	☐	05 - John D. Liu			☐	☐	06 - Karen P. Robards	☐	☐

	07 - Meryl D. Hartzband	☐	☐

				For	Against	Abstain					For	Against	Abstain

2. Advisory vote to approve named executive officer compensation.				☐	☐	☐	3. Stockholder Proposal - amendment of bylaws to allow holders of 10% of our common stock to call a special meeting.				☐	☐	☐

4. Ratification of the Selection of Ernst & Young LLP to serve as Greenhill’s Auditors for the year ending December 31, 2018.				☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Greenhill & Co., Inc.

Notice of 2018 Annual Meeting of Stockholders

Greenhill & Co., Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS — JULY 25, 2018

The undersigned hereby appoints Robert F. Greenhill and Scott L. Bok as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on May 30, 2018, at the Annual Meeting of Stockholders to be held at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022, at 10:30 a.m. on July 25, 2018, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, AGAINST Proposal 3 and FOR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)